_______________, 1994


THE FOLLOWING OPINION IS INTENDED TO BE RENDERED UPON THE CLOSING OF THE TRANSACTION DESCRIBED HEREIN IN SUBSTANTIALLY THE FORM PRESENTED, ASSUMING NO CHANGES IN THE FACTS OR THE LAW UPON WHICH SUCH OPINION IS BASED, AND SUBJECT TO RECEIPT, REVIEW AND APPROVAL OF FINAL DOCUMENTS

Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio  45263

The National Bancorp of Kentucky, Inc.
2560 Richmond Road
Lexington, Kentucky  40509

Mr Tracy W. Farmer
2560 Richmond Road
Lexington, Kentucky  40509

Dear Sirs:

     As counsel for Fifth Third Bancorp, we have been requested to render our opinion with respect to certain Federal income tax consequences of the merger of The National Bancorp of Kentucky, Inc. ("National Bancorp") with and into Fifth Third Bancorp ("Fifth Third") as more fully described in the Affiliation Agreement dated as of December __, 1993 between Fifth Third and National Bancorp and the Agreement of Merger dated as of December __, 1993 between Fifth Third and National Bancorp.

     We have reviewed the terms of the proposed transaction as set forth in the Affiliation Agreement and the Agreement of Merger and have received representations from certain executive officers of Fifth Third and National Bancorp relating to various factual matters relevant to the opinions expressed herein. Our opinion is based on the Affiliation Agreement and the Agreement of Merger, the facts set forth in such representations and on our analysis of the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service Rulings and judicial decisions interpreting the Code as in effect on the date hereof. We have not independently verified the factual matters set forth in the representations.

     Based upon and subject to the foregoing, our opinion is as follows:

     1. The merger of National Bancorp with and into Fifth Third will constitute a reorganization within the meaning of
          Section 368(a)(1)(A) of the Code and, for purposes thereof, Fifth Third and National Bancorp will each qualify as a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     2. No gain or loss will be recognized by National Bancorp as a consequence of the merger;

     3. No gain or loss will be recognized by Fifth Third on the receipt by Fifth Third of substantially all the assets of National Bancorp and the assumption by Fifth Third of National Bancorp's liabilities;

     4. No gain or loss will be recognized by the sole shareholder of National Bancorp on the receipt of Fifth Third common stock in exchange for his shares of National Bancorp common stock pursuant to the Agreement of Merger (disregarding for this purpose any cash received for fractional share interests to which he may be entitled). Any consideration other than Fifth Third common stock (or cash in lieu of a fractional share of Fifth Third common stock) that is received by such sole shareholder in exchange for his shares of National Bancorp stock shall be subject to the tax treatment required under Section 356(a) of the Code;

     5. The tax basis of the Fifth Third common stock including any fractional share received by the National Bancorp shareholder in the merger will be, in each instance, the same as the federal income tax basis of the National Bancorp common stock surrendered in exchange therefor decreased by the amount of any cash received in lieu of a fractional share interest and increased by the amount of cash received that was treated as a dividend (if any) and the amount of gain recognized on such exchange (if any);

     6. The holding period of Fifth Third common stock (including any fractional share) received by the National Bancorp shareholder will include the period during which the National Bancorp common stock surrendered in exchange therefor was held, provided that the National Bancorp common stock was held as a capital asset by such shareholder on the date of the exchange; and

     7. If the holder of National Bancorp common stock receives cash in lieu of a fractional share of Fifth Third common stock, he will be treated as having received such fractional share of Fifth Third common stock and then as having received such cash in redemption of such fractional share subject to the provisions of Section 302 of the Code.

     We consent to the filing of the form of this opinion as an exhibit to the Registration Statement filed in connection with the merger.

                                   Very truly yours,

                                   DINSMORE & SHOHL



                                   By: /S/ J. Michael Cooney
                                       J. Michael Cooney
JMC/je